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                   PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT

         This Professional Business Management Agreement is made and entered into effective as of June 19, 2000, by and between Visionary Retail Management, Inc., a Delaware corporation ("Professional Business Manager"), and Dr. Tom Sowash, O.D. & Associates, LLC, a Colorado limited liability company (the "Practice").

                                 R E C I T A L S

         A. The Practice is a limited liability company duly organized and validly existing under the laws of the State of Colorado (the "State") which is engaged in the provision of Professional Eye Care Services (as defined below) and Optical Services (as defined below) to the general public in the State through individual Professionals (as defined below) who are licensed to practice optometry and/or ophthalmology in the State and who are employed or otherwise retained by the Practice.

         B. Professional Business Manager is a business corporation engaged in the business of providing management services to optometric practices and, in connection therewith, the development, management and coordination of an optometry provider network (the "Network") organized to provide managed care optometric services to health care plans and other optometric care purchasers.

         C. The Practice desires to devote substantially all of its energies, expertise and time to the delivery of Professional Eye Care Services to patients.

         D. The Practice desires to engage Professional Business Manager to provide facilities, equipment and such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the non-optometric and retail optical aspects of the Practice and participate in the Network being developed, managed and coordinated by the Professional Business Manager and Professional Business Manager desires to provide such, upon the terms and conditions hereinafter set forth herein and in accordance with applicable law, for the purpose of enhancing the cost-efficiency and quality of services rendered by the Practice to its patients.

         NOW, THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For the purposes of this Professional Business Management Agreement, the following terms shall have the following meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used:

         1.1 ACCOUNT. The term "Account" shall mean the bank account described in Sections 3.9 and 3.10 of this Professional Business Management Agreement.

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         1.2      ADJUSTED GROSS REVENUE. The term "Adjusted Gross Revenue"
shall mean all revenues for Optical Services, Professional Eye Care Services, or otherwise, generated by or on behalf of the Practice and/or its Professionals, or other personnel during the term of this Professional Business Management Agreement, calculated on an accrual basis under GAAP, including all technical fees from ancillary services, all proceeds from key person life and disability insurance policies purchased by Professional Business Manager, in agreement with the Practice, in accordance with Section 3.15, all amounts paid by third parties for contractual liabilities, including, but not limited to, payments under non-shareholder Professionals' non-competition agreements and compensation payments under any service agreement between the Practice and another entity, and all consultant, teaching and expert witness fees minus any allowances for bad debts, uncollectible accounts, Medicare, Medicaid and other payor contractual adjustments, discounts, workers' compensation adjustments, reasonable professional courtesies, and other reductions in collectible revenue that result from activities that do not result in collectible charges.

         1.3 BUDGET. The term "Budget" shall mean an operating budget and capital expenditure budget for each fiscal year as prepared in accordance with
Section 3.11(a).

         1.4 CAPITATION REVENUES. The term "Capitation Revenues" shall mean all collections from managed care organizations or third-party payors where such payment is made periodically on a per member basis for the partial or total needs of a subscribing patient, less amounts that are payable to other providers of health care items and services to capitation patients. Capitation Revenues shall include any co-payments and incentive bonuses received as a result of a capitation plan.

         1.5 CLINICAL DUTIES. The term "Clinical Duties " shall mean those duties of Non-Professional Personnel (as defined below) which entail directly assisting a Professional (as defined below) in the examination or care of patient in the course of providing Professional Eye Care Services as permitted under State law, regardless of whether the performance of such duties requires licensure under applicable state law.

         1.6 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean any information of Professional Business Manager or the Practice, as appropriate (whether written or oral), including all business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Professional Business Manager or of the Practice, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one Party by the other Party pursuant to this Professional Business Management Agreement. Confidential Information shall also include the terms and provisions of this Professional Business Management Agreement and any transaction or document executed by the Parties pursuant to this Professional Business Management Agreement. Confidential Information does not include any information that the receiving party can establish (a) is or becomes generally available to and known by the public or optometric community (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or Representatives); (b) is or becomes available to the receiving party on a nonconfidential basis from a source other than the furnishing party or its affiliates, advisors or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge; or (c) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

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         1.7      EXECUTIVE OFFICE ADMINISTRATOR. The term "Executive Office
Administrator" shall mean the employee of Professional Business Manager having executive authority and responsibility for the general and active management of the Professional Business Manager.

         1.8 GAAP. The term "GAAP" shall mean generally accepted United States accounting principles.

         1.9 INFLATION ADJUSTMENT. The term "Inflation Adjustment" shall for any year be equal to the fraction the numerator of which is the revised Bureau of Labor Statistics Consumer Price Index for all Items and Major Group Figures for All Urban Consumers, U.S. City Average (1982-84=100) (the "Index") for December of the preceding year and the denominator of which is the Index for December , 1999. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of the end of each calendar year.

         1.10 MANAGEMENT FEE. The term "Management Fee" shall mean the Professional Business Manager's compensation established as described in
Article V hereof.

         1.11 MANAGEMENT SERVICES. The term "Management Services" shall mean the business, administrative, and management services to be provided for the Practice, including, without limitation, the provision of non-medical equipment, inventory and supplies, support services, personnel management (excluding Professionals and Non-Professional Personnel [as defined below] while performing Clinical Duties), administration, financial record keeping, and reporting, and other business office services, all as reasonably contemplated by this Professional Business Management Agreement and which are necessary for the conduct of the Practice's business.

         1.12 NON-HEALTH CARE EQUIPMENT. The term "Non-Health Care Equipment" means equipment, fixtures, office supplies, furniture and furnishings which are used by the Office but are not used in the provision of Professional Eye Care Services.

         1.13 NON-PROFESSIONAL PERSONNEL. The term "Non-Professional Personnel" shall mean those individuals employed primarily at the Practice who are not Optometrists or Ophthalmologists.

         1.14 OFFICE. The term "Office" shall mean all facilities and locations used by the Practice, all business operations related to the Practice's optometric and/or therapeutic optometric practice and the Practice's optical dispensaries or businesses, and all related business operations of the Practice which are to be administered by Professional Business Manager under this Professional Business Management Agreement; provided, however, the term Office shall not include any location not approved by the Practice Advisory Council.

         1.15 OFFICE EXPENSE. The term "Office Expense" shall mean all operating and non-operating expenses incurred by the Professional Business Manager in the provision of Management Services to the Office and shall include all operating and non-operating expenses incurred by the Practice relating to the items set forth in this Section 1.15. The Professional Business Manager shall be reimbursed by the Practice for any Office Expense incurred by the Professional Business Manager in the provision of services to the Practice upon request by the Professional Business Manager. Office Expense shall not include any Professional Business Manager Expense, Practice Expense or Shareholder Expense or any state, local or federal income or franchise tax. Without limitation, Office Expense shall include the following expenses:

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                  (a)      the salaries, benefits, payroll taxes, and other
direct costs of all employees of Professional Business Manager primarily working at the Office and the salaries, benefits, payroll taxes, and other direct costs of the Non-Professional Personnel of the Practice primarily working at the Office, but not the salaries, benefits, payroll taxes or other direct costs of the Professionals;

                  (b) the direct cost of any employee or consultant that provides services at or in connection with the Office for improved Office performance, such as management, billing and collections, business office consultation, and accounting and legal services, but only when such services are coordinated by Professional Business Manager and/or included in the Budget;

                  (c) reasonable recruitment costs and out-of-pocket expenses of Professional Business Manager or the Practice associated with the recruitment of additional Professionals, other employees of the Practice and Professional Business Manager's employees primarily located at the Office;

                  (d) personal property and intangible property taxes assessed against Professional Business Manager's assets used in connection with the operation of the Office;

                  (e) comprehensive general and professional liability insurance covering the Office, employees of the Practice in connection with the operation of the Office and employees of Professional Business Manager in connection with the operation of the Office;

                  (f) the expense of leasing, purchasing, obtaining financing for or otherwise procuring and maintaining the Office and the Office's equipment, including depreciation in the case of furniture and equipment;

                  (g) the cost of capital (whether as actual interest on indebtedness incurred on behalf of the Practice or reasonable imputed interest on capital advanced by Professional Business Manager which shall be equal to the average cost of borrowing by Professional Business Manager as reflected on its most recent published financial statements, or in the absence of either of the foregoing, ten percent 10%) to finance or refinance obligations of the Practice incurred in connection with the Office, or to finance new ventures of the Practice in connection with the Office; in any such case only as such cost of capital is set forth in the Budget or otherwise approved in advance by the Practice Advisory Council;

                  (h) the reasonable travel expenses associated with attending meetings, conferences, or seminars to benefit the Practice so long as such expenses are related to individuals located at the Office and the Practice's pro rata share for individuals who are consultants of or employed by Professional Business Manager who provide material services to the Office;

                  (i) the cost of Office supplies, inventory and utilities;

                  (j)      billing and collection costs and expenses;

                  (k) the Practice's pro-rata share of reasonable corporate overhead charges or other reasonable expenses (including computer and data processing costs) which are incurred by Professional Business Manager in connection with corporate headquarters expenses which relate to the provision of benefits or services by Professional Business Manager to the Office and are reflected in the Budget including without limitation direct or indirect costs of the Executive Office Administrator and other Professional Business Manager personnel;

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                  (l)      all other expenses which are set forth in the
Budget and which directly or indirectly benefit the Practice incurred by Professional Business Manager in carrying out its obligations under this Professional Business Management Agreement;

                  (m) reasonable costs and expenses (to the extent not covered by insurance) of lawsuits or claims against the Professional Business Manager or its personnel, or the Practice, its Professional(s), or other personnel related to their performance of duties at the Office or their interest in assets used in connection with the Office, provided that if any of the Professional Business Manager or its personnel, or the Practice, its Professional(s), or other personnel do not prevail in the lawsuit or claim or settle the matter with a material payment by the party (the party at "fault"), such costs and expenses shall be deemed a Professional Business Manager Expense in the event of Professional Business Manager's fault or the fault of its personnel and a Practice Expense in the event of fault by the Practice, its Professional(s), or other personnel whereupon the Practice and such Professional(s) or other personnel shall be jointly responsible for the immediate reimbursement of the sums advanced by Professional Business Manager; provided further that Professional Business Manager shall not advance such costs and expenses from the Account if the Practice Advisory Council concludes that (i) it is unlikely that the Account will be reimbursed if the party involved will not prevail in the lawsuit or claim, or (ii) it is reasonable to believe that obtaining a reimbursement of the advanced sums will be difficult to achieve; and the Parties acknowledge that nothing in this Section 1.15 shall create any liability on the part of a Professional who would otherwise be shielded from personal liability by the corporate or limited liability structure of the Practice;

                  (n) key person life and disability insurance premiums related to policies which the Parties agree to acquire on the life of the Practice's Shareholder or Professionals, whereupon any proceeds shall be paid to the Account as Adjusted Gross Revenues, unless the Parties agree to a specific split of the proceeds. Should only the Practice choose to obtain key person life insurance, the Practice shall pay all premiums as a Practice Expense and shall receive all proceeds. Further, if only the Professional Business Manager chooses to obtain such insurance, Professional Business Manager shall pay all premiums as a Professional Business Manager Expense and shall receive all proceeds. The Practice shall cause its Shareholder and Professionals to submit to a medical examination necessary to obtain such insurance.

         In the event that any of the individuals described in Section 1.15(b) devote a substantial amount of time to serving one or more optometric practices other than the Practice, which is not prohibited hereunder, or the above described Office is utilized to a substantial degree by one or more optometric practices other than the Practice, the Office Expenses shall be allocated between the Practice and such other optometric practices to reflect each practice's pro-rata share of any expenses or costs relating to such individuals or Office (including the recruitment costs of such individuals and the comprehensive and general liability insurance expenses with respect to such individuals). Expenses contemplated in this paragraph which potentially and primarily relate to Sections 1.15(b), (c), (d), (e), (f), (g), (h), (k), and (l) shall be in the Budget or approved by the Practice Advisory Council, and where reasonably determinable, are intended to be reasonable and customary based upon similar relationships generally existing between national practice management companies and practices they manage. The Practice's pro-rata portion of expenses related to individuals who are consultants of or employed by Professional Business Manager and who provide services benefiting more than one practice shall be based upon the actual time expended by the individuals in performing such services as compared to the time spent by such individuals with other practices managed by the Professional Business Manager, or, if not reasonably calculable, as determined by Professional Business Manager, based upon the estimated proportionate revenue size of the Practice as compared to the aggregate revenue size as estimated in all of the Budgets of all other practices managed by the Professional

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Business Manager which are benefiting from such individual's services.
Likewise, other benefits provided by the Professional Business Manager to several Practices shall be split pro-rata based upon the use or benefit derived by each Practice, but if not calculable, shall be based upon the estimated proportionate revenue size as set forth in the preceding sentence. Notwithstanding anything to the contrary herein, unless an expense is expressly designated as a Professional Business Manager Expense, a Practice Expense or a Shareholder Expense in this Professional Business Management Agreement or any exhibit thereto, all expenses incurred by Professional Business Manager in providing services pursuant to this Professional Business Management Agreement shall be considered an Office Expense. Any and all expenses which are incurred by Professional Business Manager or the Practice shall be allocated to the appropriate expense category or categories in accordance with the terms and conditions of this Professional Business Management Agreement.

         1.16 OPTICAL LABORATORY SERVICES. The term "Optical Laboratory Services" shall mean the fabrication of optical goods, including the grinding of spectacle lenses and the fabrication of spectacles.

         1.17 OPTICAL SERVICES. The term "Optical Services" shall mean the filling of optical prescriptions, dispensing of optical goods, the fitting of eyewear, all activities related to any of the foregoing, and the direction, supervision, and control of those who perform these tasks.

         1.18. OPTOMETRIST. The term "Optometrist" shall mean each individually licensed Optometrist, if any, who is employed or otherwise retained by or associated with the Practice, each of whom shall meet at all times the qualifications described in Section 4.3 and Section 4.4.

         1.19 OPHTHALMOLOGIST. The term "Ophthalmologist" shall mean each individually licensed Ophthalmologist, if any, who is employed or otherwise retained by or associated with the Practice, each of whom shall meet at all times the qualifications described in Section 4.3 and Section 4.4.

         1.20 PARTIES. The term "Parties" shall mean the Practice and Professional Business Manager.

         1.21 PERMITTED SHAREHOLDER EXPENSE. The "Permitted Shareholder Expense" shall mean the (i) salaries, benefits, payroll taxes, and other direct costs (including professional dues, subscriptions, continuing education expenses, severance payments, entertainment, and travel costs for continuing education or other business travel) received by the Shareholder under the President's Employment Agreement described in Section 4.3 hereof plus (ii) all reasonable legal fees and expenses incurred by the Practice in connection with any regulatory proceeding.

         1.22 PRACTICE. The term "Practice" shall have the meaning set forth in the Recitals.

         1.23 PRACTICE ADVISORY COUNCIL. The term "Practice Advisory Council" shall have the meaning set forth in Section 2.6 of this Agreement.

         1.24     PRACTICE EXPENSES. The term "Practice Expenses" shall mean
(a) all reasonable non-shareholder Professionals' salaries, benefits, payroll taxes and other direct costs related to their services to the Practice (including reasonable and customary professional dues, subscriptions, continuing education and technical training expenses, and severance payments),
(b) the cost of optometric supplies (including, but not limited to, drugs, pharmaceuticals, products, substances, items or optometric devices); (c) reasonable and customary professional liability insurance expenses of Professionals; and (d) travel costs for continuing education, technical training and necessary business travel for non-shareholder Professionals; (e) to the

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extent not covered by insurance and subject to the advance provisions contained herein, the defense costs and expenses of any litigation or claims brought against the Practice or its Professionals or other personnel by any third party in which the Practice or its Professionals or other personnel do not prevail or the matter settles with a material payment and the Practice or its Professionals or other personnel are at fault, and any liability judgment or material settlement assessed against the Practice or its Professionals or other personnel; (f) certain equipment expenses described in Sections 3.2(c) and 3.2(d) of this Professional Business Management Agreement; (g) interest on any funds advanced to the Practice by Professional Business Manager to the extent that Professional Business Manager is a net lender in accordance with the terms of this Professional Business Management Agreement; h) any income taxes or franchise taxes of the Practice; and (i) consulting, accounting, or legal fees which relate solely to the Practice. Notwithstanding the foregoing, the term Practice Expenses shall specifically exclude (i) business travel requested by Professional Business Manager, which shall be an Office Expense,
(ii) any and all compensation or expenses attributable to Shareholder, which shall be Shareholder Expenses (except reasonable and customary expenses for malpractice insurance which shall be Practice Expenses), (iii) "tail" insurance coverage for Shareholder, which shall be a Shareholder Expense, or
(iv) other items agreed to in advance in writing by the Parties hereto. During this Professional Business Management Agreement, for so long as a current Shareholder of the Practice is an employee of, contractor to, or Shareholder of the Practice, such Shareholder shall be deemed to be a Shareholder for the purposes of this definition. Such expenses are to be approved annually in the Budget and shall be limited to the amounts approved in the budget unless otherwise authorized by Professional Business Manager.

         1.25 PROFESSIONAL. The term "Professional" shall mean any Optometrist or Ophthalmologist.

         1.26 PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT. The term "Professional Business Management Agreement" shall mean this instrument as originally executed and delivered, or, if amended or supplemented, as so amended or supplemented.

         1.27 PROFESSIONAL BUSINESS MANAGER. The term "Professional Business Manager" shall have the meaning set forth in the Recitals hereto.

         1.28 PROFESSIONAL BUSINESS MANAGER EXPENSE. The term "Professional Business Manager Expense" shall mean an expense or cost incurred by the Professional Business Manager, for which the Professional Business Manager is financially liable and is not entitled to reimbursement from the Practice. Professional Business Manager Expense shall specifically include (a) any income or franchise taxes of the Professional Business Manager and (b) any other expenses or costs that are not reasonable and customary reimbursements based upon a practice management company's usual arrangement with an optometric practice.

         1.29 PROFESSIONAL EYE CARE SERVICES. The term "Professional Eye Care Services" shall mean professional health care items and services, including, but not limited to, the practice of optometry, and all related professional health care services provided by the Practice through Optometrists, Ophthalmologists, and other professional health care providers that are retained by or professionally affiliated with the Practice.

         1.30 REPRESENTATIVES. The term "Representatives" shall mean a Party's officers, directors, managers, employees, or other agents.

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         1.31     SHAREHOLDER. The term "Shareholder" shall mean any current or future shareholder of the Practice.

         1.32 SHAREHOLDER EXPENSE. The term "Shareholder Expense" shall be limited to the following expenses: (a) Shareholder's salaries, benefits, payroll taxes, and other direct costs (including professional dues, subscriptions, continuing education expenses, severance payments, entertainment, and travel costs for continuing education or other business travel but excluding business travel requested by Professional Business Manager, which shall be an Office Expense and excluding any other expense of a Shareholder approved as an Office Expense in advance by the Parties); (b) "tail" coverage malpractice insurance expenses for the Shareholder and any malpractice insurance expenses of any Professional which are in excess of those which are customary and reasonable; and (c) consulting, accounting, or legal fees which relate solely to the Shareholder. The Practice shall reimburse the Professional Business Manager for any Shareholder Expense incurred by the Professional Business Manager. Unless expressly designated as a Management Fee, a Professional Business Manager Expense, an Office Expense, or a Practice Expense in this Professional Business Management Agreement or in any exhibit hereto or in any written agreement of the Parties, any expense incurred by the Practice shall be considered a Shareholder Expense. Notwithstanding the above, the Practice may require certain Professionals to pay certain expenses incurred for them specifically. Nothing in this Section shall create personal liability on the part of the Practice's Shareholder.

         1.33 STATE. The term "State" shall have the meaning set forth in the Recitals.

         1.34 TERM. The term "Term" shall mean the initial and any renewal periods of duration of this Professional Business Management Agreement as described in Section 6.1.

                                   ARTICLE II

                  APPOINTMENT OF PROFESSIONAL BUSINESS MANAGER

         2.1 APPOINTMENT. The Practice hereby appoints Professional Business Manager as its sole and exclusive agent for the management and administration of the business functions and business affairs of the Office, and Professional Business Manager hereby accepts such appointment, subject at all times to the provisions of this Professional Business Management Agreement.

         2.2 AUTHORITY. Consistent with the provisions of this Professional Business Management Agreement, Professional Business Manager shall have the responsibility and commensurate authority to provide Management Services for the Practice. The Practice shall give Professional Business Manager thirty (30) days' prior notice of the Practice's intent to execute any agreement creating a binding legal obligation on the Practice. The Parties acknowledge and agree that the Practice, through its Professionals, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Professional Eye Care Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of Professionals as such Professionals, in their sole discretion, deem appropriate. Professional Business Manager shall have and exercise absolutely no control, influence, authority or supervision over the provision of Professional Eye Care Services.

         2.3 PATIENT REFERRALS. Professional Business Manager and the Practice agree that the benefits to the Practice hereunder do not require, are not payment for, and are not in any way contingent upon the

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referral, admission, or any other arrangement for the provision of any item or service offered by Professional Business Manager to patients of the Practice in any facility, laboratory, center, or health care operation controlled, managed, or operated by Professional Business Manager.

         2.4 INTERNAL DECISIONS OF THE PRACTICE. Matters involving the Practice's allocation of professional income among its Shareholder and the Professional employees of the Practice, tax planning, and pension and investment planning shall remain the responsibility of the Practice and the Shareholder of the Practice. The Professional Business Manager may not and shall not directly or indirectly control or attempt to control, dictate or influence, directly or indirectly, the professional judgment, including, but not limited to, the level or type of care or services rendered, the manner of practice, or the practice of the Practice or any Professional employed by the Practice.

         2.5 PRACTICE OF OPTOMETRY. The Parties acknowledge that Professional Business Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of optometry. To the extent any act or service herein required to be performed by Professional Business Manager should be construed by a court of competent jurisdiction, by the Colorado Board of Optometry, or by any relevant authority having the right or privilege to pass on the Parties' conduct to constitute the practice of optometry, the requirement to perform that act or service by Professional Business Manager shall be deemed waived and unenforceable. Although Professional Business Manager shall manage the administrative aspects of their employment, all Non-Professional Personnel who perform Clinical Duties' shall be subject to the direction, supervision, and control of the Practice and its Professionals in the performance of any and all Clinical Duties, and in the performance of Clinical Duties shall not be subject to any direction or control by, or liability to, Professional Business Manager. Professional Business Manager may not and shall not control or attempt to control, directly or indirectly, the professional judgment, the manner of practice, or the practice of the Practice or any Professional employed by the Practice. In this regard, Professional Business Manager shall not attempt to dictate or control the extent, type, availability, or quality of Professional Eye Care Services provided at the Office; the selection of health care related equipment to be used by the Practice; the type of ophthalmic materials prescribed at the Office; the handling of patient records; the scheduling and availability of Professional Eye Care Services provided at the Office; the frequency and volume of patient contacts at the Office; the discipline of any Professionals who are Practice Employees; the fees charged for professional services provided to patients of the Office; the dissemination of information to the public concerning Professional Eye Care Services; or any other matter that impinges on the professional judgment of the Practice or any Professional employed by the Practice. It is understood and agreed between the Parties that Professional Business Manager shall have the right, duty, and obligation to advise the Practice concerning the business and financial consequences of any decision it may make with respect to any of the foregoing matters. This duty shall include making recommendations concerning the fees charged for Professional Eye Care Services in order to establish the Budget and negotiate health insurance contracts.

         2.6 FORMATION AND OPERATION OF THE PRACTICE ADVISORY COUNCIL. The Parties hereby establish a Practice Advisory Council which shall be responsible for advising Professional Business Manager and the Practice with respect to developing the Office and implementing management and administrative policies for the overall operation of the Office and for providing dispute resolution on certain matters. The Practice Advisory Counsel shall consist of four (4) members. Professional Business Manager shall designate, in its sole discretion, two (2) members of the Practice Advisory council or may have one (1) member with two (2) votes. The Practice shall designate, in its sole discretion, two (2) members of the Practice Advisory Council or may have one (1) member with two (2) votes. The Practice Advisory Council members selected by the Practice shall be Professional employees of the Practice. Each Party's representatives to the Practice

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Advisory Council shall have the authority to make decisions on behalf of the respective Party. Except as may otherwise be provided, the act of a majority of the members of the Practice Advisory Council shall be the act of the Practice Advisory Council, provided that (i) the affirmative vote of the Practice member(s) shall be required on all votes of the Practice Advisory Council and (ii) the affirmative vote of the Professional Business Manager shall be required on all matters relating to the Office. The decisions, resolutions, actions, or recommendations of the Practice Advisory Council shall be implemented by Professional Business Manager or the Practice, as appropriate.

         2.7 DUTIES AND RESPONSIBILITIES OF THE PRACTICE ADVISORY COUNCIL. The Practice Advisory Council shall review, evaluate, make recommendations, and where specifically authorized herein and permitted by law, make decisions with respect to the following matters:

                  (a) FACILITY IMPROVEMENTS AND EXPANSION. Any renovation and expansion plans and capital equipment expenditures with respect to the Practice's facilities shall be reviewed by the Practice Advisory Council which shall make recommendations to the Practice with respect to proposed changes therein. Such renovation and expansion plans and capital equipment expenditures shall be based upon economic feasibility, optometry support, productivity and then current market conditions.

                  (b) MARKETING AND PUBLIC RELATIONS. The Practice Advisory Council shall review and make recommendations to the Practice with respect to all marketing and public relations services and programs promoting the Practice's Professional Eye Care Services, Optical Services and ancillary services.

                  (c) PATIENT FEES; COLLECTION POLICIES. The Practice Advisory Council shall review and make recommendations to the Practice concerning the fee schedule and collection policies for all Professional Eye Care Services, Optical Services and ancillary services rendered by the Practice.

                  (d) PROVIDER AND PAYOR RELATIONSHIPS. The Practice Advisory Council shall review and make recommendations to the Practice regarding the establishment or maintenance of relationships between the Practice and institutional health care providers and third-party payors, and the Practice shall review and approve all agreements with institutional health care providers and third-party payors. The Practice Advisory Council shall also make recommendations to the Practice concerning discounted fee schedules, including capitated fee arrangements of which the Practice shall be a party, and the Practice shall review and approve all such capitated fee arrangements.

                  (e) STRATEGIC PLANNING. The Practice Advisory Council may make recommendations to the Practice concerning development of long-term strategic planning objectives for the Practice.

                  (f) CAPITAL EXPENDITURES. The Practice Advisory Council shall make recommendations to the Practice concerning the priority of major capital expenditures and shall review and approve any commitment to make any capital expenditures relating to the Office or the Dispensary, involving amounts in excess of $15,000 individually, or $50,000 in the aggregate, in any one fiscal year, which amounts may be increased from time-to-time by agreement of the Parties.

                  (g) FEE DISPUTE RESOLUTION. At the request of Professional Business Manager or the Practice, the Practice Advisory Council shall make recommendations to Professional Business Manager with respect to any dispute concerning a set off or reduction in Management Fees.

                  (h) GRIEVANCE REFERRALS. The Practice Advisory Council shall consider and make recommendations to Professional Business Manager and the Practice regarding grievances pertaining to matters not specifically addressed in this Professional Business Management Agreement as referred to it by Professional Business Manager or the Practice's Board of Directors.

                  (i) TERMINATION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. The Practice Advisory Council shall review and approve any decision by the Professional Business Manager to terminate any of Professional Business Manager's personnel primarily located at the Office who occupy office manager or high level positions.

                  (j) APPROVAL OF NEW OFFICES. The Practice Advisory Council shall approve any move of any current Office location or expansion to an additional Office location.

Except in those specific instances set forth above in which the Practice Advisory Council has been granted the authority to make decisions binding upon the Professional Business Manager and the Practice, it is acknowledged and agreed that recommendations of the Practice Advisory Council are intended for the advice and guidance of Professional Business Manager and the Practice and that the Practice Advisory Council does not have the power to bind Professional Business Manager or the Practice. Where discretion with respect to any matter is vested in Professional Business Manager or the Practice under the terms of this Agreement, Professional Business Manager or the Practice, as the case may be, shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendations of the Practice Advisory Council. Professional Business Manager and the Practice shall, however, take such recommendations of the Practice Advisory Council into account in good faith in the exercise of such discretion.

         2.8 PROFESSIONAL HEALTH CARE DECISIONS. Notwithstanding anything herein to the contrary, all decisions required by applicable law to be made solely by health care professionals will be made solely by the appropriate Professionals. The Practice shall have ultimate and exclusive authority concerning issues related to:

                  (a) The extent, type, availability, or quality of Professional Eye Care Services to be provided;

                  (b) The selection of health care related equipment to be used by the Practice;

                  (c) The type of ophthalmic materials prescribed at the office;

                  (d)      The handling of patient records;

                  (e) The scheduling and availability of Professional Eye Care Services;

                  (f) Recruitment of Professionals to the Practice, including the specific qualifications and specialties of recruited Professionals;

                  (g)      Any optometric related functions;

                  (h)      Fee schedules;

                  (i)      Frequency and/or volume of patient contacts;

                  (j)      The discipline of any Professionals or
Non-Professional Personnel who are employed by, retained by, or otherwise affiliated with the Practice with respect to the performance of Professional Eye Care Services or Clinical Duties, as applicable; and

                  (k) Any other decisions required by applicable law to be made solely by Professionals and not by non-Professionals.

         2.9 MEETINGS OF THE PRACTICE ADVISORY COUNCIL. The Practice Advisory Council shall meet on a regular basis as mutually agreed by the Parties. A special meeting of the Practice Advisory Council may be called by Professional Business Manager or the Practice upon two (2) weeks' notice, except in the event of an emergency, in which case a special meeting may be called by Professional Business Manager or the Practice upon three (3) business days' notice. Meetings may be held telephonically or by any other means agreeable to the Parties.

                                   ARTICLE III

              OBLIGATIONS AND RESPONSIBILITIES OF BUSINESS MANAGER

         3.1 MANAGEMENT SERVICES. Professional Business Manager shall provide all Management Services as are necessary and appropriate for the day-to-day administration of the business aspects of the Office's operations and, in connection therewith, develop and manage the Network to provide managed care optometric services to health care plans and other optometric care purchasers, pursuant to the terms of this Professional Business Management Agreement. Professional Business Manager shall operate in a reasonable and customary manner with due consideration to the Practice's past business practices and shall operate in accordance with all applicable laws, rules and regulations which are necessary and material to the Professional Business Manager's performance of the Management Services. Professional Business Manager will provide in good faith and with due diligence its services consistent with management services generally provided in operations of an optometric practice similar in size, type and operations in the State. All costs and expenses related to Professional Business Manager's duties contained in this Article III shall be Office Expenses unless limited or excluded as an Office Expense pursuant to the terms of this Professional Business Management Agreement. Professional Business Manager hereby consents and agrees to provide all Management Services to all Office facilities and locations; provided, however, that during the Term of this Professional Business Management Agreement and except for its obligations pursuant to this Professional Business Management Agreement, the Practice shall not establish, operate, or provide Professional Eye Care Services at any new Office facility or location without the consent and approval of the Practice Advisory Council; and provided further that during the Term of this Agreement the Practice shall not engage any individual or entity other than Professional Business Manager to provide Management Services to the Practice without the consent and approval of the Practice Advisory Council.

         3.2      OFFICE, FACILITIES AND EQUIPMENT.

                  (a) Professional Business Manager shall procure on behalf of the Practice one or more Offices that are deemed by the Parties to be reasonable, necessary and appropriate, and the expense associated therewith shall be an Office Expense. Professional Business Manager shall consult with the Practice regarding the condition, use and needs of Office facilities, offices and improvements. The Practice shall pay when due all rents and expenses of the Office, including without limitation expenses for leasehold or facility improvements. Such rents and expenses shall be Office Expenses.

                  (b) To the extent required to provide Office space to the Practice, Professional Business Manager shall negotiate and administer all leases of and agreements for Office facilities or locations on behalf of the Practice, provided, however, that Professional Business Manager shall consult with the Practice on all professional or clinical matters relating thereto and that the Practice, in its sole discretion, may reject or otherwise refuse to enter into any lease negotiated by Professional Business Manager.

                  (c) Professional Business Manager shall provide all Non-Health Care Equipment, as is reasonable and approved in the Budget for the operation of the Office. If the Practice wishes to choose additional Non-Health Care Equipment which the Professional Business Manager determines not to acquire or lease, the Practice may acquire or lease such equipment, and the expense related thereto shall be deemed a Practice Expense. Except for Non-Health Care Equipment which Professional Business Manager elects not to acquire pursuant to this Section 3.2(c), Professional Business Manager shall own and/or possess all Non-Health Care Equipment.

                  (d) Professional Business Manager shall assist the practice in leasing, purchasing, obtain financing for, and otherwise procure health care related equipment as reasonably required by the Practice and all such equipment shall be owned and/or possessed by the Practice. The Practice shall have final authority in all health care equipment selections; provided, however, that if the Practice chooses to acquire health care related equipment which is not in the Budget, expenses related thereto shall be treated as a Practice Expense. Professional Business Manager may make recommendations to the Practice on the relationship between its health care equipment decisions and the overall administrative and financial operations of the Practice.

                  (e) Professional Business Manager shall be responsible for the repair and maintenance of the Office, consistent with the Practice's responsibilities under the terms of any lease or other use arrangement, and for the prompt repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the gross negligence or willful misconduct of the Practice, its Professionals or other personnel employed by the Practice, the repair or replacement of which shall be a Practice Expense and not an Office Expense. Replacement equipment shall be acquired where Professional Business Manager and the Practice determine in good faith consultation that such replacement is necessary or where the Budget has made allowances for such replacement.

         3.3      SUPPLIES.

                  (a) Professional Business Manager shall order, procure, purchase and provide on behalf of and as agent for the Practice all reasonable health care supplies unless otherwise prohibited by federal and/or state law. Furthermore, Professional Business Manager shall ensure that the Office is at all times adequately stocked with the health care supplies that are necessary and appropriate for the operation of the Office and required for the provision of Professional Eye Care Services. The ultimate oversight, supervision and ownership for all health care supplies is and shall remain the sole responsibility of the Practice and all costs and expenses relating to such supplies shall be an Office Expense. As used in this provision, the term "health care supplies" shall mean all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or other governmental authorization held by a licensed health care provider as specified under any federal and/or state law.

                  (b) Professional Business Manager shall order, procure, purchase, and provide on behalf of and as agent for the Practice all reasonable optical supplies unless otherwise prohibited by federal and/or state law. Furthermore, Professional Business Manager shall ensure that the office is at all times adequately stocked with the optical supplies that are necessary and appropriate for the operation of the Office and required for the provision of Optical Services. All costs and expenses relating to such supplies shall be Office Expenses.

         3.4      SUPPORT SERVICES.

                  (a) Professional Business Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the operation of the Office and the provision of Professional Eye Care Services therein.

                  (b) Professional Business Manager shall procure, provide, or otherwise obtain for or on behalf of and as agent for the Practice all Optical Laboratory Services necessary to the operation of the Office at a cost and of a quality which is consistent with Optical Laboratory Services generally available to optometric practices similar in size, type, and operations in the State.

         3.5 QUALITY ASSURANCE, RISK MANAGEMENT, AND UTILIZATION REVIEW. Upon request and under the supervision of the Practice, Professional Business Manager shall assist the Practice in the Practice's establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and necessity of Professional Eye Care Services provided by the Practice, and shall provide, administrative support for the Practice's overall quality assurance, risk management, and utilization review programs. Professional Business Manager shall perform these tasks in a manner to ensure the confidentiality and non-discoverability of these program actions to the fullest extent allowable under state and federal law.

         3.6 LICENSES AND PERMITS. Professional Business Manager shall, on behalf of and in the name of the Practice, coordinate all development and planning processes, and apply for and use reasonable efforts to obtain and maintain all federal, state and local licenses and regulatory permits required for or in connection with the operation of the Office and the equipment (existing and future) located at the Office, other than those relating to the practice of optometry or the administration of drugs by Professionals retained by or associated with the Practice. The expenses and costs associated with obtaining and maintaining permits with respect to the Office shall be deemed Office Expenses.

         3.7      PERSONNEL.

                  (a) SELECTION AND RETENTION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. Except as specifically provided in Section 4.3 of this Professional Business Management Agreement, Professional Business Manager shall, in consultation with the Practice, employ or otherwise retain and shall be responsible for selecting, hiring, training, supervising, and terminating, all management, administrative, technical, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other personnel (excluding Professionals) as Professional Business Manager deems reasonably necessary and appropriate for the operation of the Office and for Professional Business Manager's performance of its duties and obligations under this Professional Business Management Agreement. Consistent with reasonably prudent personnel management policies, Professional Business Manager shall seek and consider the advice, input, and requests of the Practice in regard to personnel matters. Professional Business Manager shall have sole responsibility for determining the salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement. Professional Business Manager reserves the right to change the number, composition or employment terms of such personnel in the future at Professional Business Manager's discretion; provided, however, that the termination of any of Professional Business Manager's personnel who occupy office manager or high level positions, and are primarily located at the Office must receive the approval of the Practice Advisory Council. Professional Business Manager and the Practice recognize and acknowledge that Professional Business Manager and personnel retained by Professional Business Manager may from time-to-time perform services for persons other than the Practice. This Professional Business Management Agreement shall not be construed to prevent or prohibit Professional Business Manager from performing such services for others or restrict Professional Business Manager from using its personnel to provide services to others. Professional Business Manager hereby disclaims any liability relating to the effect of its employees on the qualification of the Practice's retirement plans under the Internal Revenue Code, and all liabilities for such classification shall be solely the responsibility of the Practice.

                  (b) TERMINATION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. If the Practice is dissatisfied with the services of any employee of Professional Business Manager or any personnel under Professional Business Manager's direction, supervision, and control, the Practice shall consult with Professional Business Manager. Professional Business Manager shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be relocated or terminated. All of Professional Business Manager's determinations regarding Professional Business Manager's personnel shall be governed by the overriding principle and goal of providing high quality optometric and/or therapeutic optometric support services. Employee assignments shall be made to assure consistent and continued rendering of high quality optometric and/or therapeutic optometric support services. The Professional Business Manager shall maintain established working relationships wherever possible, and Professional Business Manager shall make every effort consistent with sound business practices to honor the specific requests of the Practice with regard to the assignment of employees. Notwithstanding that which is contained in this Section 3.7(b), the Practice shall have the right and obligation to determine the direction, supervision, and control of any personnel while said personnel are involved in the performance of Clinical Duties, including prohibiting said personnel from being involved in the performance of Clinical Duties.

         3.8 CONTRACT NEGOTIATIONS. Professional Business Manager shall evaluate, assist in negotiations and administer on behalf of the Practice contracts that do not relate to the provision of Professional Eye Care Services as set forth in this Professional Business Management Agreement and/or as approved in the Budget. To the extent permitted by law, Professional Business Manager shall evaluate, assist in negotiations, administer and execute on the Practice's behalf, all contractual arrangements with third parties as are reasonably necessary and appropriate for the Practice's provision of Professional Eye Care Services, including, without limitation, negotiated price agreements with third-party payors, alternative delivery systems, or other purchasers of group health care services. The Professional Business Manager shall review and make recommendations to the Practice regarding the establishment or maintenance of relationships between the Practice and institutional health care providers and third-party payors, and the Practice shall review and in its sole discretion approve or disapprove all agreements with institutional health care providers and third-party payors. The Professional Business Manager shall also make recommendations to the Practice concerning discounted fee schedules, including capitated fee arrangements of which the Practice shall be a party, and in its sole discretion the Practice shall review and approve or disapprove all such capitated fee arrangements. The Practice shall have the final authority with regard to the entry into all such contractual arrangements relating to the provision of Professional Eye Care Services.

         3.9 BILLING AND COLLECTION. As an agent on behalf of and for the account of the Practice, Professional Business Manager shall establish and maintain credit and billing and collection services, policies and procedures, and shall use reasonable efforts to timely bill and collect all fees for all billable Professional Eye Care Services provided by the Practice, the Professionals or other personnel employed or otherwise retained by the Practice. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 6.3), the Practice hereby grants to Professional Business Manager an exclusive special power of attorney and appoints Professional Business Manager as the Practice's exclusive true and lawful agent and attorney-in-fact (which shall be deemed revoked in the event of termination for cause by the Practice), and Professional Business Manager hereby accepts such special power of attorney and appointment, for the following purposes:

                  (a) To bill the Practice's patients, in the Practice's name using the Practice's tax identification number and on the Practice's behalf, for all billable Professional Eye Care Services and Optical Services provided by the Practice to patients.

                  (b) To bill, in the Practice's name using the Practice's tax identification number and on the Practice's behalf, all claims for reimbursement or indemnification from health maintenance organizations, self-insured employers, insurance companies, Medicare, Medicaid, and all other third-party payors or fiscal intermediaries for all covered billable Professional Eye Care Services and Optical Services provided by the Practice to patients.

                  (c) To collect and receive, in the Practice's name and on the Practice's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that the Practice shall review and approve (which approval shall not be unreasonably withheld) any decision by Professional Business Manager to undertake extraordinary collection measures, such as filing lawsuits, discharging or releasing obligors, or assigning or selling accounts at a discount to collection agencies. Professional Business Manager shall act in a professional manner and in compliance with all federal and state fair debt collection practices laws in rendering billing and collection services.

                  (d) To deposit all amounts collected on behalf of the Practice into the Account which shall be and at all times remain in the Practice's name. The Practice covenants to transfer and deliver to the Account all funds received by the Practice from patients or third-party payors for billable Professional Eye Care Services and Optical Services. Upon receipt by Professional Business Manager of any funds from patients or third-party payors or from the Practice pursuant hereto for billable Professional Eye Care Services and Optical Services, Professional Business Manager shall immediately deposit the same into the Account. Professional Business Manager shall administer, be responsible for, and be obligated to pay for all Office Expenses; provided, however, that Professional Business Manager shall only be liable for Office Expenses to the extent of funds in the Account. Professional Business Manager shall disburse funds from Account to creditors and other persons on behalf of the Practice, maintaining records of such receipt and disbursement of funds.

                  (e) To take possession of, endorse in the name of the Practice, and deposit into the Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable of the Practice.

                  (f) To sign checks on behalf of the Practice, and to make withdrawals from the Account for payments specified in this Professional Business Management Agreement. Upon request of Retail Business Manager, the Practice shall execute and deliver to the financial institution wherein the Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Professional Business Manager by the Practice pursuant to this Section 3.9. The special power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Professional Business Manager's written consent. The irrevocable power of attorney shall expire when this Professional Business Management Agreement has been terminated, all accounts receivable payable to Professional Business Manager pursuant to this Professional Business Management Agreement have been collected, and all Management Fees due to Professional Business Manager have been paid. If Professional Business Manager assigns this Professional Business Management Agreement in accordance with its terms, the Practice shall execute a power of attorney in favor of the assignee in a form acceptable to Professional Business Manager.

         3.10     MAINTENANCE OF THE ACCOUNT.

                  (a) POWER OF ATTORNEY. Professional Business Manager shall have access to the Account solely for the purposes stated herein. In connection herewith and throughout the term of this Professional Business Management Agreement, the Practice hereby grants to Professional Business Manager an exclusive special power of attorney for the purposes stated herein and appoints Professional Business Manager as the Practice's exclusive, true, and lawful agent and attorney-in-fact, and Professional Business Manager hereby accepts such special power of attorney and appointment, to deposit into the Account all funds, fees, and revenues received from collections for Professional Eye Care Services and Optical Services rendered to patients of the Office, and for all other professional and Office services and to make withdrawals from the Account for payments specified in this Professional Business Management Agreement and as requested from time-to-time by the Practice. Notwithstanding the exclusive special power of attorney granted to Professional Business Manager hereunder, the Practice may, upon reasonable advance notice to Professional Business Manager, draw checks on the Account; provided, however, that the Practice shall neither draw checks on the Account nor request Professional Business Manager to do so if the balance remaining in the Account after such withdrawal would be insufficient to enable Professional Business Manager to pay on behalf of the Practice any Office Expense attributable to the operations of the Office or to the provision of Professional Eye Care Services or Optical Services and/or any other obligations of the Practice. Limits on authority to sign checks and purchase orders shall be mutually agreed upon by Professional Business Manager and the Practice.

                  (b) PAYMENTS FROM THE PROFESSIONAL PRACTICE ACCOUNT. From the funds collected and deposited by the Professional Business Manager in the Account, the Professional Business Manager shall pay in the following order of priority and in accordance with applicable requirements under law or contract:

                           (i)      any refunds owed to patients by the
Practice;

                           (ii)     all Office Expenses;

                           (iii)    Practice Expenses;

                           (iv)     all Permitted Shareholder Expenses;

                           (v)      any unpaid or past due compensation owed
to the Professional Business Manager pursuant to Section 5.1 hereof;

                           (vi)     the Management Fee compensation then owed
to the Professional Business Manager pursuant to Section 5.1 hereof; and

                           (vii)    all remaining Shareholder Expenses.

                  (c) ADDITIONAL DOCUMENTS. Upon request of Professional Business Manager, the Practice shall execute and deliver to the financial institution wherein the Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Professional Business Manager by the Practice pursuant to this Section 3.10. The special power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Professional Business Manager's written consent. The irrevocable power of attorney shall expire when this Professional Business Management Agreement has been terminated, all accounts receivable payable to Professional

Business Manager pursuant to this Professional Business Management Agreement have been collected, and all Management Fees due to Professional Business Manager have been paid. If Professional Business Manager assigns this Professional Business Management Agreement in accordance with its terms, the Practice shall execute a power of attorney in favor of the assignee in a form acceptable to Professional Business Manager. Professional Business Manager shall not make any withdrawal from the Account unless expressly authorized in this Professional Business Management Agreement.

                  (d) PAYROLL ACCOUNT. A Practice payroll account in the name of the Practice shall be established on behalf of the Practice for payroll to non-shareholder Professionals of the Practice. Funds for this account shall be received as Practice Expenses. The Practice, as employer of said non-shareholder Professionals, and Professional Business Manager, as agent and attorney of the Practice shall each have signing capacity to access the account for payroll.

         3.11     FISCAL MATTERS.

                  (a) ANNUAL BUDGET. The initial Annual Budget shall be agreed upon by the parties before the execution of this Professional Business Management Agreement. Thereafter, annually and at least thirty (30) days prior to the commencement of each fiscal year of the Practice, the Professional Business Manager, in consultation with the Practice, shall prepare and deliver to the Practice a proposed Budget, setting forth an estimate of the Practice's revenues and expenses for the upcoming fiscal year. The Practice shall review the proposed Budget and either approve the proposed Budget or request any changes within twenty-one (21) days after receiving the proposed Budget. Disputes concerning the Budget shall, at the request of either party hereto, be submitted to the Practice Advisory Council. In the event the Parties are unable to agree on a Budget by the beginning of the fiscal year, until an agreement is reached, the Budget for the prior year shall be deemed to be adopted as the Budget for the current year, with each line item in the Budget (with the exception of the Management Fee which shall be established pursuant to the terms of this Professional Business Management Agreement) increased or decreased by one of the following, whichever is most appropriate relative to the particular item of income or expense, (i) the percentage by which the Adjusted Gross Revenue in the current year, excluding any damages paid by any Professional to the Practice under any Restrictive covenant or otherwise, has increased or decreased compared to the corresponding period of the prior year;
(ii) the increase or decrease from the prior year in the Consumer Price Index -Health/Medical Services for the relevant region; or (iii) the proportionate increase or decrease in mutually agreed upon personnel costs as measured by the increase or decrease in full-time-equivalent personnel. The Practice Advisory Council may revise or modify the Budget from time to time during the applicable fiscal year to reflect changing circumstances affecting the Practice. Additionally, notwithstanding the above, no change in an adopted Budget shall be contrary to the terms and spirit of this Professional Business Management Agreement nor shall it have any effect on the Management Fee expressly agreed to herein, unless approved in advance in writing by the Parties hereto.

                  (b) OBLIGATIONS OF PROFESSIONAL BUSINESS MANAGER. Professional Business Manager shall use commercially reasonable efforts to manage and administer the operations of the Office as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of the Office during any applicable period of the Practice's fiscal year shall be consistent with the Budget.

                  (c) ACCOUNTING AND FINANCIAL RECORDS. Professional Business Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of the Office and the provision of Professional Eye Care Services and Optical Services, all of which shall be prepared and maintained in accordance with GAAP. Professional Business Manager shall prepare and deliver to the Practice (i) within sixty
(60) days of the end of each of the first three (3) fiscal quarters in each fiscal year, and (ii) within ninety (90) days of the end of each fiscal year, a balance sheet and a profit and loss statement reflecting the financial status of the Practice in regard to the provision of Professional Eye Care Services and Optical Services as of the end of such period, all of which shall be prepared in accordance with GAAP consistently applied. In addition, Professional Business Manager shall prepare or assist in the preparation of any other financial statements or records as the Practice may reasonably request.

                  (d) SALES AND USE TAXES. Professional Business Manager and the Practice acknowledge and agree that to the extent that any of the services to be provided by Professional Business Manager hereunder may be subject to any state sales and use taxes, Professional Business Manager may have a legal obligation to collect such taxes from the Practice and to remit the same to the appropriate tax collection authorities. The Practice agrees to have applicable state sales and use taxes attributable to the services to be provided by Professional Business Manager hereunder treated as an Office Expense.

         3.12     REPORTS AND RECORDS.

                  (a) HEALTH CARE RECORDS. All files and records relating to the operation of the Office, including without limitation, accounting, billing and collection, and patient records shall at all times be and remain the property of the Practice and shall remain under its possession, custody, and control. Subject to the foregoing and to the extent permitted by applicable law, Professional Business Manager shall, in consultation with, and subject to the supervision of, the Practice, establish, monitor, and maintain procedures and policies for the timely, appropriate, and efficient preparation, filing, retrieval, and secure storage of such records. Patient records shall be located at Office facilities so that they are readily accessible for patient care. Patient records shall not be removed from Office premises without the express written consent of the Practice, except as specified herein. Patient records for patients not seen within the last three years may be stored in a commercial storage facility or other secure location which Professional Business Manager shall designate and which the Practice shall approve or disapprove in its sole discretion. All such health care records shall be retained and maintained by and for the Practice with Professional Business Manager acting as agent for the Practice in accordance with all applicable state and federal laws relating to the confidentiality and retention thereof. In this regard, Professional Business Manager shall use its best efforts to preserve the confidentiality of patient records and shall use information contained in such records only as the agent for the Practice and for the limited purposes necessary to perform the services set forth herein and in accordance with state and federal law.

                  (b) OTHER REPORTS AND RECORDS. Professional Business Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for the Practice's provision of Professional Eye Care Services and Optical Services, and shall be prepared to analyze and interpret such reports and records upon the request of the Practice. The Practice shall have access to all of the reports and records prepared by the Professional Business Manager within 30 days of a written request.

         3.13 RECRUITMENT OF THE PRACTICE'S PROFESSIONALS. Upon the Practice's request, Professional Business Manager shall coordinate, supervise or perform all administrative services reasonably necessary and appropriate to recruit potential Professionals to become employees of the Practice. It will be and remain the sole and complete responsibility of the Practice to interview, select, contract with, supervise, control and terminate all Professionals performing Professional Eye Care Services or other professional services.

         3.14     CONFIDENTIAL AND PROPRIETARY INFORMATION.

                  (a) Professional Business Manager agrees that it shall not disclose any Confidential Information of the Practice to other persons without the Practice's express written authorization, that such Confidential Information shall not be used in any way detrimental to the Practice, and that Professional Business Manager will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that Professional Business Manager may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Professional Business Management Agreement, it being understood and agreed by Professional Business Manager that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section 3.15, and will be directed by Professional Business Manager not to disclose to any other person any Confidential Information. The practice statistics of the Practice, including utilization review data, quality assurance data, cost data, outcomes data, or other practice data and Confidential Information may be disclosed within the Practice, to managed care providers or other third party payors for the purpose of obtaining or maintaining third party payor contracts or reimbursements.

         3.15 PROFESSIONAL BUSINESS MANAGER'S INSURANCE. Throughout the Term, Professional Business Manager shall, as an Office Expense, obtain and maintain with commercial carriers, through self-insurance or some combination thereof, appropriate workers' compensation coverage for Professional Business Manager's employed personnel provided pursuant to this Professional Business Management Agreement, and professional, casualty and comprehensive general liability insurance covering Professional Business Manager, Professional Business Manager's personnel, and all of Professional Business Manager's equipment in such amounts, on such basis and upon such terms and conditions as Professional Business Manager deems appropriate but which insurance is consistent with the insurance which is maintained by the Practice pursuant to
Section 4.5 of this Professional Business Management Agreement. Professional Business Manager shall cause the Practice to be named as an additional insured on Professional Business Manager's professional, casualty and comprehensive general liability policy. Upon the request of the Practice, Professional Business Manager shall provide the Practice with a certificate evidencing such insurance coverage. Professional Business Manager, in agreement with the Practice, may also carry, as an Office expense, key person life and disability insurance on any Shareholder or Professional employee of the Practice in amounts determined reasonable and sufficient by the Professional Business Manager. Professional Business Manager shall be the owner and beneficiary of any such insurance, although the Parties hereby agree that the proceeds of any such insurance shall be paid to the Account as Adjusted Gross Revenues unless the Parties agree to a specific split of the proceeds. Should only the Practice choose to obtain key person life and disability insurance, the Practice shall pay all premiums as a Practice Expense and shall receive all proceeds. Further, if only the Professional Business Manager chooses to obtain such insurance, Professional Business Manager shall pay all premiums as a Professional Business Manager Expense and shall receive the proceeds. The Practice shall cause its Professionals to submit to a medical examination necessary to obtain such insurance.

         3.16 NO WARRANTY OR REPRESENTATIONS. The Practice acknowledges that Professional Business Manager has not made and will not make any express or implied warranties or representations that the Management Services provided by Professional Business Manager will result in any particular amount or level of income to the Practice. Specifically, Professional Business Manager has not represented that its Management Services will result in higher revenues, lower expenses, greater profits, or growth in the number of patients treated by the Practice's Professionals.

         3.17 MARKETING AND PUBLIC RELATIONS. Under the supervision of the Practice and subject to its approval, Professional Business Manager shall design and implement an appropriate public relations program on behalf of the Practice, with appropriate emphasis on public awareness of the availability of Professional Eye Care Services and Optical Services at the Office. The public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by the optical and optometric professions.

         3.18 ACQUISITION OF SERVICES AND SUPPLIES. In obtaining services, supplies and personnel for or on behalf of the Practice pursuant to this Professional Business Management Agreement, Professional Business Manager shall be authorized to obtain such services, supplies and personnel from an affiliate of Professional Business Manager provided that the Office Expenses which are incurred by or on behalf of the Professional Business Manager shall be consistent with the expenses of optical dispensaries similar in size, type, and operations in the State.

                                   ARTICLE IV

                OBLIGATIONS AND RESPONSIBILITIES OF THE PRACTICE.

         4.1 PROFESSIONAL SERVICES. The Practice shall diligently conduct the business of an optometric and/or therapeutic optometric practice, including utilizing its capacities to the greatest extent practicable to provide Professional Eye Care Services and Optical Services to patients of the Office. The Practice shall retain that number of Professionals as are reasonably necessary and appropriate in the sole discretion of the Practice for the provision of Professional Eye Care Services and Optical Services and shall determine their assignment and scheduled hours of practice at Office locations. The Practice shall provide Professional Eye Care Services and Optical Services to the Office's patients in compliance at all times with ethical, laws and regulations applying to the optometric and/or therapeutic optometric and optical professions. The Practice shall ensure that each Professional associated with or employed by the Practice to provide Professional Eye Care Services and Optical Services to the Office's patients is licensed by the State. The Practice shall establish and implement a program to monitor the quality of Professional Eye Care Services and Optical Services provided at the Office (the "Continuous Quality Improvement Program"). The Continuous Quality Improvement Program shall be designed to promote and maintain quality care consistent with accepted practices prevailing from time to time in the area where each Office facility is situated.

         4.2 OPTOMETRIC AND THERAPEUTIC OPTOMETRIC PRACTICE. The Practice shall use and occupy the Office for the provision of Professional Eye Care Services and Optical Services and shall comply with all applicable local rules, ordinances and all standards of optometric and/or therapeutic optometric and optical care. It is expressly acknowledged by the parties that the optometric and/or therapeutic optometric and optical practice or practices conducted at the Office shall be conducted solely by Professionals employed by or under contract with the Practice, and no other Professional shall be permitted to use or occupy the Office.

         4.3 EMPLOYMENT OF PROFESSIONALS. Subject to Section 3.13 hereof, the Practice shall be responsible for the hiring, compensation, supervision, evaluation, and termination of all Professionals. At the request of the Practice, Professional Business Manager shall be available to consult with the Practice respecting such matters. The Practice shall be responsible for the payment of such Professionals' salaries and wages, payroll taxes, benefits, and all other taxes and charges now or hereafter applicable to them. The Practice shall employ and contract only with licensed Professionals who meet applicable credentialing guidelines established by the Practice. The Practice shall not in any fiscal year contract in the aggregate with Professionals for an amount (including the cost of associated benefits, payroll expense, and professional liability coverage) which is greater than the amount provided for such purpose in the Budget for such fiscal year. The Practice represents, warrants and covenants that the President of the Practice has entered into an employment agreement in substantially the form attached hereto as Exhibit 4.3B, (the "Presidents Employment Agreement") which agreement is currently and shall remain in force and effect during the term of this Agreement unless terminated in accordance therewith.

         4.4 PROFESSIONAL STANDARDS. As a continuing condition of Professional Business Manager's obligations hereunder each Professional and any other Professional personnel retained by the Practice to provide Professional Eye Care Services and Optical Services must (i) have and maintain a valid and unrestricted license to practice optometry or ophthalmology in the State, (ii) comply with, be controlled and governed by, and provide Professional Eye Care Services and Optical Services in accordance with applicable federal, state and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the optometric and optical communities wherein the principal Office of the Practice is located, and (iii) provide on a continual basis, quality care to its patients.

         4.5 PRACTICE'S INSURANCE. The Practice shall, as a Practice Expense, obtain and maintain with commercial carriers chosen by the Practice appropriate workers' compensation coverage for the Practice's employed personnel, if any, and professional and comprehensive general liability insurance covering the Practice and each of the Professionals involved in the provision of Professional Eye Care Services and the Professional Business Manager shall be a named insured on such policies. The comprehensive general liability coverage with respect to each of the Professionals shall be in the minimum amount of One Million Dollars ($1,000,000) and professional liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and One Million Dollars ($1,000,000) annual aggregate. The insurance policy or policies shall provide for at least thirty (30) days' advance written notice to the Practice from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Upon the termination of this Professional Business Management Agreement for any reason, the Practice shall continue to carry professional liability insurance in the amounts specified herein for the shorter period of (i) the period set forth in the State's statute of repose (or if no statute of repose exists, the State's statute of limitations) for bringing professional malpractice claims based upon injuries which are not immediately discoverable plus any applicable tolling periods, or (ii) ten (10) years after termination; or if the Practice dissolves or ceases to practice optometry, the Practice shall obtain and maintain as a Practice Expense "tail" professional liability coverage, in the amounts specified in this Section 4.5 for the shorter period of (i) the period set forth in the State's statute of repose (or if no statute of repose exists, the State's statute of limitations) for bringing professional malpractice claims based upon injuries which are not immediately discoverable plus any applicable tolling periods, or (ii) ten (10) years; provided, however, that the Practice may cause its Professionals to be responsible for paying the premiums for such "tail" insurance coverage. The Shareholder shall be responsible for paying all premiums for Shareholder "tail" insurance coverage and such coverage shall be a Shareholder Expense;

         4.6 CONFIDENTIAL AND PROPRIETARY INFORMATION. The Practice agrees that it shall not disclose any Confidential Information of the Professional Business Manager to other persons without Professional Business Manager's express written authorization, that such Confidential Information shall not be used in any way detrimental to Professional Business Manager, and that the Practice will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that the Practice may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the


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

purposes of this Professional Business Management Agreement, it being understood and agreed by the Practice that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section 4.6, and will be directed by the Practice not to disclose to any other person any Confidential Information.

         4.7 NON-COMPETITION. The Parties hereby recognize, acknowledge, and aver that Professional Business Manager's provision of the Management Services will be feasible only if the Practice operates an active practice to which the Professionals associated with the Practice devote their full time and attention. The Parties further recognize, acknowledge, and aver that Professional Business Manager will incur substantial costs in providing the Management Services. Moreover, in the process of providing Professional Eye Care Services and Optical Services under this Professional Business Management Agreement, the Practice will be privy to financial and Confidential Information, to which the Practice would not otherwise be exposed. The Parties agree, acknowledge, and aver that the non-competition covenants described hereunder are necessary to protect the Practice's optometric and optical practices and thereby the Professional Business Manager, and that Professional Business Manager would not have entered into this Professional Business Management Agreement without the following covenants.

                  (a) Except as specifically agreed to by Professional Business Manager in writing, the Practice covenants and agrees that during the Term of this Professional Business Management Agreement and for a period of one (1) year from the date this Professional Business Management Agreement is terminated, other than if terminated by the Practice for cause, or expires, the Practice shall not directly or indirectly own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity and excluding ownership of the common stock of Professional Business Manager), manage, operate, control, contract with, lend funds to, lend its name to, maintain any interest whatsoever in, or be employed by, any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or administrative services or products to third parties in competition with Professional Business Manager, within a 5 mile radius of any Office; and/or (ii) offering any type of service(s) or product(s) to third parties substantially similar to those offered by Professional Business Manager to the Practice in competition with Professional Business Manager within a 5 mile radius of any Office and/or (iii) engaged in the retail sale of optical goods. Notwithstanding the above restriction, nothing herein shall prohibit (i) the Practice or its Shareholder from providing management and administrative services to this or their own optometry practice after the termination of this Professional Business Management Agreement; (ii) the Practice or its Shareholder from contracting with a third-party manager to provide administrative or management services for its or their professional eye care practices after termination of this Professional Business Management Agreement; (iii) the Practice's Shareholder from providing management and administrative services to their own optometry practices after the termination of their employment relationship with the Practice, and (iv) such Shareholder from contracting with a third-party manager to provide administrative or management services for their professional eye care practices after the termination of their employment relationship with the Practice.

                  (b) RESTRICTIVE COVENANTS BY OPTOMETRISTS. If the Business Manager requests, the Practice shall use its reasonable best efforts to enter into a non-competition agreement with the non-Shareholder Professionals, in a form mutually acceptable to the parties, pursuant to which the non-Shareholder Professionals shall agree not to practice optometry and/or therapeutic optometry or provide Optical Services within a certain radius of the Office location at which any such non-Shareholder Professional performed services on a regular basis(the "Restrictive Covenant". The Restrictive Covenant shall be effective for a period of one (1) year following termination of employment with the Practice and may be subject to a liquidated damages provision as authorized hereafter.

                  (c) LIQUIDATED DAMAGES. The Practice and Professional Business Manager acknowledge and agree that the Restrictive Covenant described above may contain a liquidated damages provision, consistent with the laws of the State with terms mutually acceptable to the Parties. Any liquidated damage amount collected by the Practice through enforcement of the Restrictive Covenant shall be delivered immediately to Professional Business Manager for deposit in the Account and included in the Adjusted Gross Revenue. The Practice hereby stipulates and agrees that Professional Business Manager will suffer severe harm if the Practice fails or refuses to obtain and enforce the Restrictive Covenant, including the aforesaid liquidated damages provision.

                  (d) The Practice understands and acknowledges that Professional Business Manager shall suffer severe harm in the event that the foregoing non-competition covenants in Section 4.7 are violated, and accordingly, if the Practice breaches any obligation of Section 4.7, in addition to any other remedies available under this Professional Business Management Agreement, at law or in equity, Professional Business Manager shall be entitled to enforce this Professional Business Management Agreement by injunctive relief and by specific performance of the Professional Business Management Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this Section 4.7(d) shall limit Professional Business Manager's right to recover any other damages to which it is entitled as a result of the Practice's breach. The time period for which the non-competition covenant is effective shall be extended day for day for the time period the Practice is in violation of the non-competition covenant. If any provision of the covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the covenant shall be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable. Following termination of this Professional Business Management Agreement pursuant to Section 6.2(b) hereof, the Practice shall not amend, alter or otherwise change any term or provision of the Restrictive Covenants or liquidated damages provisions of the Employment Agreements or the President's Employment Agreement. Following termination of this Agreement pursuant to Section 6.2(a) hereof, the Practice and the Professionals shall be relieved of the restrictions imposed by this Section 4.7.

         4.8 NAME, TRADEMARK. The Practice represents and warrants that on and after sixty (60) days from the effective day of this Professional Business Management Agreement, the Practice shall conduct its professional practice under the name of, and only under the name of Doctor's VisionWorld and that such name is duly registered, qualified, or licensed under the laws of the State, and that, to the Practice's knowledge, the Practice is the sole and absolute owner of the name in the State or the Practice has duly licensed such tradename and any related trademarks from the owner thereof. The Practice covenants and promises that, without the prior written consent of Professional Business Manager, the Practice will not:

                  (a) take any action that is reasonably likely to result in the loss of registration, qualification or licensure of the name;

                  (b) fail to take any reasonably necessary action that will maintain the registration, qualification, or licensure current;

                  (c) license, sell, give, or otherwise transfer the name or the right to use the name to any optometry practice, Optometrist, professional corporation, office or any other entity; or

                  (d) cease conducting the professional practice of the Practice under the name.


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

         4.9 BILLING INFORMATION AND ASSIGNMENTS; ESTABLISHMENT OF FEES. The Practice shall promptly provide the Professional Business Manager with all billing and other information reasonably requested by the Professional Business Manager to enable it to bill and collect the Office's fees and other charges and reimbursement claims pursuant to Section 3.9, and the Practice shall use its best efforts to procure consents to assignments and other approvals and documents necessary to enable the Professional Business Manager to obtain payment or reimbursement from third parties for such fees, other charges and claims.

         4.10 PROVIDER AGREEMENTS. The Practice shall have ultimate authority with regard to all contractual arrangements with third parties for the Practice's provision of Professional Eye Care Services and Optical Services, and the Practice may at its sole discretion reject or otherwise refuse to enter into any such contractual arrangement.

         4.11 TAX MATTERS. The Practice shall prepare or arrange for the preparation by an accountant selected by the Practice of all appropriate corporate tax returns and reports required of the Practice including such returns and reports required with respect to the Account. All costs and expenses relating to the preparation of such returns and reports shall be deemed a Practice Expense.

         4.12 SHAREHOLDER'S UNDERTAKING TO ENFORCE CERTAIN PROVISIONS OF AGREEMENT. The Practice shall cause to be executed by the Shareholder of the Practice an undertaking in the form of Exhibit 4.12 by such Shareholder to ensure that the covenants not to compete described in Section 4.7 of this Professional Business Management Agreement are enforced by the Practice against any individuals violating such covenants.

         4.13 LIMITATIONS ON ACTIONS OF THE PRACTICE. The Practice shall not take any of the following actions without the express prior written consent of Professional Business Manager:

                  (a) Any action leading to or intended to result in the merger, combination or consolidation of the Practice or Office with, or acquisition of the Practice, the Office, or their businesses by, any other entity;

                  (b) Mortgage or encumber any of the Practice's real, personal or mixed property as security for any indebtedness which is not contemplated by the Budget;

                  (c) Pay any dividend or make any other distribution, whether in cash or in kind, to Shareholder of the Practice, if any compensation owed by the Practice to Professional Business Manager hereunder has not been paid in full, and if any and all monetary obligations of the Practice to Professional Business Manager have not been fully paid in accordance with the terms of any and all documents governing such obligations;

                  (d) Dissolve or liquidate the Practice, or take any action with a view to or likely to have the result of the dissolution or liquidation of the Practice; or

                  (e) Authorize the provision of professional services such that the income derived therefrom is not owned by the Practice; provided that no such consent is necessary for (i) professional services performed by Professionals during said Professionals' vacation time, or (ii) professional services performed in connection with duties and responsibilities as a member of the Reserves or National Guard.

         4.14 LEASES OF OFFICE. The Practice shall maintain and fulfill all of its obligations under leases of Office facilities or locations.

                                    ARTICLE V

                        BUSINESS MANAGER'S COMPENSATION.

         5.1 BASE MANAGEMENT FEE. The Practice and Professional Business Manager agree to the compensation set forth herein as being paid to Professional Business Manager in consideration of a substantial commitment made by Professional Business Manager hereunder and that such fees are fair and reasonable. The Professional Business Manager shall be paid a management fee for each consecutive twelve-month period during the term hereof equal to the amount set forth on Exhibit 5.1 hereto, as may be amended from time to time. The Management Fee shall be paid monthly during the term hereof. On or before each anniversary of the date hereof, the Management Fee for the immediately following twelve (12) month period shall be adjusted as may be mutually agreed to by the Parties. In the event that the Parties are unable to agree upon the Management Fee for such twelve (12) month period (the period during which the Management Fee has not been mutually agreed upon is hereinafter referred to as the "Unresolved Period"), then the Management Fee for the previous twelve (12) month period shall remain in effect until the parties are able to mutually agree upon the Management Fee for the Unresolved Period and the Business Manager may, in its sole discretion, terminate this Agreement at any time during such Unresolved Period in accordance with Section
6.2 hereof.

         5.2 REASONABLE VALUE. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting Professional Business Manager to share in the Practice's fees for Professional Eye Care Services or any other services, but is acknowledged as the Parties' negotiated agreement as to the reasonable fair market value of Professional Business Manager's commitment to pay all Office Expenses and the fair market value of the Non-Health Care Equipment, contract analysis and support, other support services, purchasing, personnel, management, administration, strategic management and other items and services furnished by Professional Business Manager pursuant to the Professional Business Management Agreement, considering the nature and volume of the services required and the risks assumed by Professional Business Manager.

         5.3 PAYMENT OF MANAGEMENT FEE. To facilitate the payment of the Management Fee as provided in Section 5.1 hereof, the Practice hereby expressly authorizes Professional Business Manager to make withdrawals of the Management Fee from the Professional Practice Account as such fee becomes due and payable during the Term in accordance with Section 3.10(a) and after termination as provided in Section 6.3. Professional Business Manager shall deliver to the Practice an invoice for the Management Fee accompanied by a reasonably detailed statement of the information upon which the Management Fee calculation is based.

         5.4      DISPUTES REGARDING FEES.

                  (a) It is the Parties' intent that any disputes regarding performance standards of the Professional Business Manager be resolved to the extent possible by good faith negotiation. To that end, the Parties agree that if the Practice in good faith believes that Professional Business Manager has failed to perform its obligations, and that as a result of such failure, the Practice is entitled to a set-off or reduction in its Management Fees, the Practice shall give Professional Business Manager notice of the perceived failure and request in the notice a set-off or reduction in Management Fees. Professional Business Manager and the

Practice shall then negotiate the dispute in good faith, and if an agreement is reached, the Parties shall implement the resolution without further action. At the request of Professional Business Manager or the Practice, the Practice Advisory Council shall make recommendations to Professional Business Manager with respect to any dispute concerning a set off or reduction in Management Fees.

                  (b) If the Parties cannot reach a resolution within a reasonable time, the Parties shall submit the dispute to mediation to be conducted in accordance with the American Arbitration Association's Commercial Mediation Rules.

                  (c) If the mediation process fails to resolve the dispute, the dispute shall be submitted by either Party to binding arbitration under Section 8.7.

                                   ARTICLE VI

                              TERM AND TERMINATION

         6.1 INITIAL AND RENEWAL TERM. The Term of this Professional Business Management Agreement will be for an initial period of ten (10) years after the effective date, and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither Professional Business Manager nor the Practice shall have given notice of termination of this Professional Business Management Agreement at least one hundred twenty (120) days before the end of the initial term or any renewal term, or unless otherwise terminated as provided in Section 6.2 of this Professional Business Management Agreement.

         6.2      TERMINATION.

                  (a) TERMINATION BY THE PRACTICE. The Practice may immediately terminate this Professional Business Management Agreement at its discretion, upon written notice pursuant to Section 8.3, as follows:

                           (i)      If Professional Business Manager becomes
insolvent by reason of its inability to pay its debts as they mature; is adjudicated bankrupt or insolvent; files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or shall have such a petition filed against it which is not discharged within thirty (30) days; has a receiver or other custodian, permanent or temporary, appointed for its business, assets or property; makes a general assignment for the benefit of creditors; has its bank accounts, property or accounts attached; has execution levied against its business or property; or voluntarily dissolves or liquidates or has a petition filed for corporate dissolution and such petition is not dismissed with thirty (30) days;

                           (ii)     If the Professional Business Manager fails
to comply with any material provision of this Professional Business Management Agreement and does not correct such failure within ninety (90) days after written notice of such failure to comply is delivered by the Practice specifying the nature of the breach in reasonable detail;

                           (iii)    Professional Business Manager commits any
act of fraud, misappropriation or embezzlement, or any other felony and as a result the Professional Business Manager is unable to substantially perform under the terms of this Professional Business Management Agreement or the Practice or Professional Business Manager is materially and adversely affected; or

                           (iv)     Professional Business Manager and the
Practice have not agreed upon the Management Fee for any Unresolved Period in accordance with Section 5.1 hereof.

                  (b) TERMINATION BY PROFESSIONAL BUSINESS MANAGER. Professional Business Manager may immediately terminate this Professional Business Management Agreement at its discretion, upon written notice pursuant to Section 8.3, as follows:

                           (i)      The revocation, suspension, cancellation
or restriction of any Shareholder's license to practice optometry in the State if, in the reasonable discretion of the Professional Business Manager, the Practice will not be financially viable after such revocation, suspension, cancellation, or restriction.

                           (ii)     If the Practice becomes insolvent by
reason of its inability to pay its debts as they mature; is adjudicated bankrupt or insolvent; files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or shall have such a petition filed against it which is not discharged within thirty
(30) days; has a receiver or other custodian, permanent or temporary, appointed for its business, assets or property; makes a general assignment for the benefit of creditors; has its bank accounts, property or accounts attached; has execution levied against its business or property; or voluntarily dissolves or liquidates or has a petition filed for corporate dissolution and such petition is not dismissed with thirty (30) days;

                           (iii)    If the Practice fails to comply with any
material provision of this Professional Business Management Agreement, or any other agreement with Professional Business Manager, and does not correct such failure within sixty (60) days after written notice of such failure to comply is delivered by Professional Business Manager specifying the nature of the breach in reasonable detail;

                           (iv)     If the Practice or any of the Practice
Professionals commits any act of fraud, misappropriation or embezzlement, or any other felony and as a result the Practice is unable to substantially perform under the terms of this Professional Business Management Agreement or the Practice or Professional Business Manager is materially and adversely affected; or

                           (v)      If any of the material representations of
the Practice are false or incorrect when made or hereafter become materially false or incorrect or any warranty of the Practice is materially breached.

                  (c) TERMINATION BY AGREEMENT. In the event the Practice and Professional Business Manager shall mutually agree in writing, this Professional Business Management Agreement may be terminated on the date specified in such written agreement.

                  (d) LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. In the event there shall be a change in the Medicare or Medicaid statutes, federal statutes, state statutes, case law, administrative interpretations, regulations or general instructions, the adoption of new federal or state legislation, a change in any third-party reimbursement system, or any finding, ruling, or decree of any regulatory body concerning this Professional Business Management Agreement, any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated for its services under this Professional Business Management Agreement or which shall make this Professional Business Management Agreement or any related agreements unlawful or unenforceable, or which would be reasonably likely to subject either Party to this Professional Business Management Agreement, or any member, shareholder, officer, director, employee, agent or affiliated organization to any civil or criminal penalties or administrative sanctions, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Professional Business Management Agreement that complies with the law, regulation, policy, finding, ruling, or decree, or which minimizes the possibility of such penalties, sanctions or unenforceability, and that approximates as closely as possible the economic position of the Parties prior to the change. If the Parties are unable to reach a new agreement within sixty (60) days, this Professional Business Management Agreement shall be terminated upon ninety (90) days written notice by either party to the other.

         6.3      EFFECTS OF TERMINATION.

                  (a) OBLIGATION AFTER TERMINATION. Upon termination of this Professional Business Management Agreement, as hereinabove provided, neither Party shall have any further obligations hereunder except for

                           (i)      obligations accruing prior to the date of
termination, including, without limitation, payment of the Management Fee relating to services provided prior to the termination of this Professional Business Management Agreement;

                           (ii)     obligations, promises, or covenants set
forth herein that are expressly made to extend beyond the Term, including, without limitation, insurance, indemnities and non-competition provisions, which provisions shall survive the expiration or termination of this Professional Business Management Agreement;

                           (iii)    the obligation of the Practice described
in Section 6.4;

                           (iv)     the obligation of the Practice to repay
amounts advanced by Professional Business Manager to the Practice; and

                           (v)      the obligation of the Professional
Business Manager to remit to the Practice any amounts collected by the Professional Business Manager in excess of the amounts then owed to Professional Business Manager (whether for Management Fees, reimbursement of expenses, or otherwise).

                  (b) RECEIPT OF COLLECTIONS AFTER TERMINATION. In effectuating the provisions of this Section 6.3, the Practice specifically acknowledges and agrees that if this Professional Business Management Agreement terminates pursuant to Sections 6.1, 6.2(b) or 6.2(d), Professional Business Manager shall continue for a period not to exceed ninety (90) days to exclusively collect and receive on behalf of the Practice all cash collections from accounts receivable in existence at the time this Professional Business Management Agreement is terminated, it being understood that

                           (i)      such cash collections will represent
compensation to Professional Business Manager to the extent of all outstanding obligations to Professional Business Manager by the Practice pursuant to this Agreement for Management Services already rendered;

                           (ii)     Professional Business Manager shall not be
entitled to collect accounts receivable after the termination date if this Agreement is terminated pursuant to Section 6.2(a);


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

                           (iii)    the Professional Business Manager shall
deduct from such cash collections any other amounts owed to Professional Business Manager under this Professional Business Management Agreement, including, without limitation, ten percent (10%) of such cash collections as its Management Fee during any period after the termination of this Professional Business Management Agreement while such collections are taking place and any reasonable costs incurred by Professional Business Manager in carrying out the post termination procedures and transactions contemplated herein; and

                           (iv)     Professional Business Manager shall remit
remaining amounts from such collection activities, if any, to the Practice.

                  (c) SURRENDER OF BOOKS AFTER TERMINATION. Upon the expiration or termination of this Professional Business Management Agreement for any reason or cause whatsoever, Professional Business Manager shall surrender to the Practice all books and records pertaining to the Office.

         6.4 PURCHASE OBLIGATION. (a) Upon expiration of this Professional Business Management Agreement in accordance with Section 6.1 or termination of this Professional Business Management Agreement by Professional Business Manager, as set forth in Sections 6.2(b) or 6.2(d) above, the Practice shall upon Professional Business Manager's demand:

                  (i) to the extent requested by Professional Business Manager, purchase from Professional Business Manager at book value all of the furniture, fixtures, and non-medical equipment used in the operation of the Office and owned by the Professional Business Manager, as adjusted in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments through the last day of the month most recently ended prior to the date of such termination.

                  (ii) Assume all contracts and leases and the Practice's pro rata share of all debts and payables that are obligations of Professional Business Manager and that relate principally to the performance of Professional Business Manager's obligations under this Professional Business Management Agreement; provided, however, that the Practice shall only be obligated to assume such contacts and leases if the Practice will be able to enjoy the benefits of the contracts and leases following such assumption; and

                  (iii) Cause to be executed by Shareholder of the Practice such security agreements reasonably required by Professional Business Manager in connection with the purchase described in this Section 6.4. The current Shareholder of the Practice shall on or before the effective date of this Professional Business Management Agreement, and all individuals who become Shareholders of the Practice after the effective date of commencement of this Professional Business Management Agreement shall upon becoming a Shareholder of the Practice, execute and deliver to Professional Business Manager an undertaking to comply with this Section 6.4 which shall be in the form of
Exhibit 6.4.

         (b) Upon expiration of this Professional Business Management Agreement in accordance with Section 6.1 or termination of this Professional Business Management Agreement by Professional Business Manager, as set forth in Sections 6.2(b) or 6.2(d) above, and the Professional Business Manager does not elect to require the Practice to purchase the assets and take the other actions required in Section 6.4(a) above, the Practice shall upon Professional Business Manager's request, sell to the Professional Business Manager, or its assigns, all of the health care related equipment owned by the Practice at a purchase price equal to the book value, as adjusted in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments through the last day of the month most recently ended prior to the date of such termination.

         6.5 CLOSING OF PURCHASE. (a) If and when the Practice purchases the assets pursuant to Section 6.4(a), the Practice shall pay cash or deliver a note payable in equal monthly installments over five (5) years at an interest rate not to exceed "prime" plus one (1%) percent ("prime" being the commercial lending rate of Bank of America, N.A.), per annum, for the purchased assets.
The amount of the purchase price shall be reduced by the amount of debt and liabilities of Professional Business Manager, if any, assumed by the Practice, by any payment the Professional Business Manager has failed to make under this Professional Business Management Agreement, and by any unpaid portion of any promissory notes payable by Professional Business Manager to any Shareholder of the Practice. The Practice and the Shareholder of the Practice shall execute such documents as may be required to assume the liabilities set forth in Section 6.4(b) and to remove Professional Business Manager from any liability with respect to such purchased asset. The closing date for the purchase shall be determined by the Parties, but shall in no event occur later than the expiration date of this Professional Business Management Agreement if this Agreement expires in accordance with Section 6.1, or sixty (60) days from the date of the notice of termination for cause. The termination of this Professional Business Management Agreement shall become effective upon the closing of the sale of the assets if the assets are purchased, and all Parties shall be released from any restrictive covenants provided for in Section 4.7 on the closing date. From and after any termination, each Party shall provide the other Party with reasonable access to the books and records then owned by it to permit such requesting Party to satisfy reporting and contractual obligations that may be required of it.

         (b) If and when the Practice sells the assets pursuant to Section 6.4(b), the closing date for the purchase shall be determined by the Parties, but shall in no event occur later than the expiration date of this Professional Business Management Agreement if this Agreement expires in accordance with
Section 6.1, or ten (10) days from the date of the notice of termination for cause. The termination of this Professional Business Management Agreement shall become effective upon the closing of the sale of the assets if the assets are purchased, and the Parties shall be not released from any restrictive covenants provided for in Section 4.7. From and after any termination, each Party shall provide the other Party with reasonable access to the books and records then owned by it to permit such requesting Party to satisfy reporting and contractual obligations that may be required of it.

         6.6 LIMITATION OF LIABILITY. In no event shall Professional Business Manager be liable to the Practice for any indirect, special or consequential damages or lost profits, arising out of or related to this Professional Business Management Agreement or the performance or breach thereof, even if Professional Business Manager has been advised of the possibility thereof.

                                   ARTICLE VII

                       INDEMNIFICATION; THIRD PARTY CLAIMS

         7.1 INDEMNIFICATION BY THE PRACTICE. The Practice shall indemnify and hold harmless Professional Business Manager and Professional Business Manager's shareholders, directors, officers, agents and employees, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, resulting in any manner, directly or indirectly, from the negligent or intentional acts or omissions of the Practice or its members, Shareholder, directors, officers, employees, agents or independent contractors, including but not limited to any such claims, demands, liabilities, losses, damages, costs and expenses which accrued or arose prior to the date of execution of this Professional Business Management Agreement.

         7.2 INDEMNIFICATION BY PROFESSIONAL BUSINESS MANAGER. Professional Business Manager shall indemnify and hold harmless the Practice, and the Practice's members, Shareholder, directors, officers, agents and employees, from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, resulting in any manner, directly or indirectly, from the negligent or intentional acts or omissions of Professional Business Manager or its shareholders, directors, officers, employees, agents or independent contractors.

         7.3 NOTICE OF CLAIM FOR INDEMNIFICATION. No claims for indemnification under this Professional Business Management Agreement relating to claims solely between the Parties shall be valid unless notice of such claim is delivered to the Practice (in the case of a claim by Professional Business Manager) or Professional Business Manager (in the case of a claim by the Practice) within one (1) year after the Party making such claim first obtained knowledge of the facts upon which such claim is based. Any such notice shall set forth in reasonable detail, to the extent known by the Party giving such notice, the facts on which such claim is based and the resulting estimated amount of damages.

         7.4      MATTERS INVOLVING THIRD PARTIES.

                  (a) If the Practice or Professional Business Manager receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Professional Business Management Agreement, then: (i) if such notice or knowledge is received or acquired by the Practice, the Practice shall promptly notify Professional Business Manager; and (ii) if such notice or knowledge is received or acquired by Professional Business Manager, the Professional Business Manager shall promptly notify the Practice; except that no delay in giving such notice shall diminish any obligation under this Professional Business Management Agreement to provide indemnification unless (and then solely to the extent) the Party from whom such indemnification is sought is prejudiced.

                  (b) Any Party from whom such indemnification (the "Indemnifying Party") is sought shall have the right to defend the Party seeking such indemnification (the "Indemnified Party") against such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as: (i) within fifteen
(15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all adverse consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations; (iii) the Third Party Claim seeks money damages; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim (other than an optometric malpractice claim) is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.

                  (d) If any of the conditions specified in Section 7.4(b) is not satisfied, however; (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' and accountants' fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any adverse consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the fullest extent provided in this Professional Business Management Agreement.

         7.5 SETTLEMENT. Except as permitted by Section 7.4, a Party shall not compromise or settle any claim for which the other Party is obligated to indemnify it without the written consent of such Party.

         7.6 COOPERATION. The Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request in conjunction with assessing, defending and settling said claim.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 ADMINISTRATIVE SERVICES ONLY. Nothing in this Professional Business Management Agreement is intended or shall be construed to allow Professional Business Manager to exercise control, authority or direction over the manner or method by which the Practice and its Professionals perform Professional Eye Care Services or other professional health care services. The rendition of all Professional Eye Care Services, including, but not limited to, the prescription or administration of medicine and drugs, shall be the sole responsibility of the Practice and its Professionals, and Professional Business Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Professional Business Management Agreement shall be construed to permit Professional Business Manager to engage in the practice of optometry, it being the sole intention of the Parties hereto that the services to be rendered to the Practice by Professional Business Manager are solely for the purpose of providing non-optometric management and administrative services to the Practice so as to enable the Practice to devote its full time and energies to the professional conduct of its professional eye care practice and provision of Professional Eye Care Services to its patients.

         8.2 STATUS OF INDEPENDENT CONTRACTOR. The Practice and Professional Business Manager and their shareholders are not, and shall not be deemed to be by virtue of this Professional Business Management Agreement, joint venturers, partners, employees or agents of each other (except as expressly provided in this Professional Business Management Agreement). Except as may be expressly provided herein, neither Party shall have any authority to bind the other without the other's express written consent; and then only to the extent of the authority conferred by such express written consent. Each Party is an independent contractor, and each Party shall remain professionally and economically independent of the other. In the course of the business relationship contemplated in this Professional Business Management Agreement only the Practice and its Professionals shall practice optometry and/or therapeutic optometry, and they shall do so as independent professionals with no employment relationship to Professional Business Manager. Professional Business Manager and the Practice agree that the Practice shall retain absolute authority to direct the optometric, professional, and ethical aspects of its optometric and/or therapeutic optometric practice, any authority granted herein to Professional Business Manager concerning the business and administrative aspects of such practice notwithstanding. Each party shall be solely responsible for and shall comply with all state and federal laws applicable to that party pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related matters.

         8.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

                                  The Practice:
                                  Dr. Tom Sowash, O.D. & Associates, LLC
                                  355 S. Wadsworth, Suite D
                                  Lakewood, Colorado 80226
                                  Attention: Thomas M. Sowash, O.D.

                                  Professional Business Manager:
                                  Visionary Retail Management, Inc.
                                  11103 West Avenue
                                  San Antonio, Texas 78213-1392
                                  Attention: Bernard W. Andrews, CEO

         with a copy to:          Cox & Smith Incorporated
                                  112 E. Pecan, Suite 1800
                                  San Antonio, Texas 78205
                                  Attention: James B. Smith, Jr.

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate.

         8.4 GOVERNING LAW. This Professional Business Management Agreement shall in all respects be governed, interpreted and construed in accordance with the laws of the State without giving effect to principles of comity or conflicts of laws thereof.

         8.5 JURISDICTION AND VENUE. Professional Business Manager and the Practice hereby consent to the personal jurisdiction and venue of the state and federal courts in the judicial circuit where the Practice has its principal corporate office, and do hereby waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

         8.6 ASSIGNMENT. Except as may be herein specifically provided to the contrary, this Professional Business Management Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors, and assigns; provided, however, that the Practice may not assign this Professional Business Management Agreement without the prior written consent of Professional Business Manager, which consent may be withheld in its sole discretion. Professional Business Manager may assign or transfer its rights and obligations under this Professional Business Management Agreement only in the following situations: (a) pursuant to a merger of Professional Business Manager into another entity or the sale of substantially all of the assets of Professional Business Manager; (b) pursuant to the sale and/or assignment of all of this Professional Business Management Agreement with the Practice's consent, which shall not be unreasonably withheld; (c) pursuant to a transfer or assignment of this Professional Business Management Agreement to one of Professional Business Manager's subsidiaries or affiliates; or (d) pursuant to any transfer or assignment to or by any financial lender of the Professional Business Manager, and this Professional Business Management Agreement is subordinate to the rights of such lender. After such assignment and transfer, the Practice agrees to look solely to such assignee or transferee for performance of this Professional Business Management Agreement.

         8.7 ARBITRATION. Any and every dispute of any nature whatsoever that may arise between the Parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement or any other agreement between the Parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then--current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The Parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any Party or the Parties jointly shall request the American Arbitration Association to submit to each Party an identical panel of fifteen
(15) persons. Alternate strikes shall be made to the panel, commencing with the Party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The Parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the Parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorney's fees declaratory relief, and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in Denver, Colorado. This Section 8.7 shall not prevent either Party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a Party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 8.7, which shall continue to govern any and every dispute between the Parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

         8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO, OR INVOLVING IN ANY WAY, THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

         8.9 WAIVER OF BREACH. The waiver by either Party of a breach or violation of any provision of this Professional Business Management Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         8.10 ENFORCEMENT. In the event either Party resorts to legal action to enforce or interpret any provision of this Professional Business Management Agreement, the prevailing Party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

         8.11 GENDER AND NUMBER. Whenever the context of this Professional Business Management Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

         8.12 ADDITIONAL ASSURANCES. Except as may be herein specifically provided to the contrary, the provisions of this Professional Business Management Agreement shall be self-operative and shall not require further agreement by the Parties; provided, however, at the request of either Party, the other Party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting Party may deem necessary to effectuate this Professional Business Management Agreement.

         8.13 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Whenever this Professional Business Management Agreement requires any consent or approval to be given by either Party, or either Party must or may exercise discretion, and except where specifically set forth to the contrary, the Parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

         8.14 FORCE MAJEURE. Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Professional Business Management Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party's employees, or any other similar cause beyond the reasonable control of either Party unless such delay or failure in performance is expressly addressed elsewhere in this Professional Business Management Agreement. Notwithstanding the same, the Parties hereto agree to continue this Professional Business Management Agreement to the best degree they can so long as reasonably possible and the Practice shall not be excused from its obligations under Sections 4.1, 6.4 and 6.5 pursuant to this Section 8.14.

         8.15 SEVERABILITY. The Parties hereto have negotiated and prepared the terms of this Professional Business Management Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Professional Business Management Agreement or the application thereof to any person or circumstance shall be adjudged or rendered to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, an arbitration tribunal, a regulatory agency, or statute such provision shall be reformed, construed and enforced as if such unenforceable provision had not been contained herein, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Professional Business Management Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Professional Business Management Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend the Professional Business
Management Agreement, to the extent possible consistent with its purposes, to conform to law.

         8.16 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or by applicable rules of any securities exchange or association of securities dealers, neither the Practice nor the Professional Business Manager shall issue any press release, make any public announcement or otherwise disclose any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior approval of the other Party.

         8.17 DIVISIONS AND HEADINGS. The division of this Professional Business Management Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall not affect in any way the meaning or interpretation of this Professional Business Management Agreement.

         8.18 AMENDMENTS AND EXECUTION. This Professional Business Management Agreement and any amendments hereto shall be in writing and executed in multiple copies on behalf of the Practice by its President, and on behalf of Professional Business Manager by its President. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         8.19 LICENSES, PERMITS AND CERTIFICATES. Professional Business Manager and the Practice shall each obtain and maintain in effect, at all times during the term of this Professional Business Management Agreement, all licenses, permits and certificates required by law which are applicable to the performance of their respective obligations pursuant to this Professional Business Management Agreement.

         8.20 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Professional Business Management Agreement shall not confer any rights or remedies upon any person other than Professional Business Manager and the Practice and their respective successors and permitted assigns.

         8.21 COMPLIANCE WITH APPLICABLE LAWS. Professional Business Manager and the Practice shall comply with all applicable federal, state and local laws, regulations, rules and restrictions in the conduct of their obligations under this Professional Business Management Agreement.

         8.22 LANGUAGE CONSTRUCTION. The Practice and Professional Business Manager acknowledge that each Party hereto and its counsel have reviewed and revised this Professional Business Management Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Professional Business Management Agreement.

         8.23 ENTIRE PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT. This Professional Business Management Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the Parties enter into pursuant to or relating to the transactions contemplated by this Agreement, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Professional Business Management Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. Neither Party shall be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Professional Business Management Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The Parties specifically acknowledge that, in entering into and executing this Professional Business Management Agreement, the Parties rely solely upon the representations and agreements contained in this Professional Business Management Agreement and no others.

         8.24 AUTHORITY. Professional Business Manager and the Practice hereby warrant and represent to each other that they have the requisite corporate authority to execute and deliver this Professional Business Management Agreement in their respective names.

         IN WITNESS WHEREOF, the Practice and Professional Business Manager have caused this Professional Business Management Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                  DR. TOM SOWASH, O.D. & ASSOCIATES, LLC
                                  "The Practice"

                                  By:
                                     -----------------------------------------
                                        Thomas Sowash, O.D., Manager


                                  VISIONARY RETAIL MANAGEMENT, INC.
                                  "Professional Business Manager"

                                  By:
                                     -----------------------------------------
                                   Title:
                                         -------------------------------------




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